EXHIBIT 99.1

FOR IMMEDIATE RELEASE
MAY 6, 2005

Castelle Reports Financial Results for First Quarter of 2005

MORGAN HILL, CA - May 6, 2005 - Castelle (Nasdaq: CSTL), a market leader in fax solutions for small to medium-sized workgroups and enterprise applications, today announced financial results for the first quarter ended March 31, 2005.

Sales for the first quarter of 2005 totaled $2.59 million, up 2% from $2.54 million in the first quarter of 2004. Net income was $135,000, or $0.03 per fully diluted share, compared to $129,000, also $0.03 per fully diluted share, a year earlier. Net income for the first quarter of 2004 included a provision for income taxes of $98,000, or $0.02 per fully diluted share; there was no corresponding provision in the first quarter of 2005. Castelle's gross profit in the latest quarter was $1.78 million compared to $1.70 million in the first quarter of 2004. The Company attributed the improvement to a phasing out of its low margin legacy print servers and other products.

Net income for the first quarter of 2005 was negatively impacted by approximately $180,000, or $0.04 per diluted share, as a result of accounting and legal fees related to the restatement of the Company's historical financial statements included in the Company's December 31, 2004 Form 10-K and Castelle's response to comment letters issued by the Division of Corporate Finance of the Securities and Exchange Commission. The restatements were described in detail in the Company's Form 8-K filed on March 31, 2005. Castelle completed the restatement of its historical financial statements in April 2005 and incurred additional accounting and legal expenses.

"This quarter represents Castelle's 15th consecutive quarter of profitability," said Scott C. McDonald, President and CEO of Castelle. "The Company remains on track with steadily advancing sales, a commitment to our family of network fax servers for business and enterprise, and the introduction of FaxPress Premier(TM) to the international fax server market. The first quarter saw significant expansion of our marketing reach as we launched FaxPress Premier into Japan, Hong Kong and Mainland China."

As of March 31, 2005, cash and equivalents totaled $5.91 million, up from $5.60 million at the end of fiscal 2004. The Company continued to increase its cash and cash equivalents, which had increased 21% during 2004. Castelle continues to operate with virtually no long-term debt.

Also during the first quarter of 2005, Castelle was accepted by 3Com Corporation as a member of the 3Com(R) Voice over Internet Protocol (VoIP) Solution Providers Program (VSPP). This designation recognized Castelle's long-standing record of successful FaxPress(TM) installations integrated with the 3Com NBX(R) IP telephony system for small to medium-sized enterprises.

About Castelle
Castelle, a market leader in fax solutions for small to medium-sized workgroups and enterprise applications, develops office automation systems that allow organizations to easily implement faxing over local area networks and the Internet. Castelle's network fax servers, FaxPress and FaxPress Premier, provide a simple

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way to integrate fax with email, desktop and back-end applications.
Castelle products are designed to be easy to use and maintain, and provide an economical way for companies to share resources over the network. Castelle was founded in 1987 and is headquartered in Morgan Hill, California. Its products are available through a worldwide network of distributors, resellers, and online retailers. Visit Castelle online at www.castelle.com.

FaxPress(TM) and FaxPress Premier(TM) are trademarks of Castelle. 3Com, the 3Com logo and NBX are registered trademarks of 3Com Corporation. All other trademarks are the property of their respective owners.

If you would like to be added to Castelle's investor email list, please contact Karin Smith at ksmith@castelle.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including but not limited to references to sales growth and our ability to successfully expand our product offering and remain profitable. These statements are subject to risks and uncertainties, including but not limited to the impact on our results from fluctuations in demand for our products, introduction of new products by our competitors, the timely development, acceptance and pricing of new products, the effectiveness of our cost control and productivity improvement procedures, our ability to contain services costs for our independent auditors and general economic conditions as they affect the Company's customers. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements as contained in our reports to the Securities and Exchange Commission, including our Forms 10-K and 10-Q. The Company assumes no obligation to update the forward-looking information.



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

                                    CASTELLE
                  Condensed Consolidated Statements of Earnings
                      (in thousands, except per share data)
                                (Unaudited)
                                                          Three Months Ended
                                               March 31, 2005            March 31, 2004
                                            ----------------------    ----------------------
      Net sales
           Products                                        $1,893                    $2,012
           Services                                           701                       527
                                            ----------------------    ----------------------
              Total net sales                               2,594                     2,539

      Cost of sales
           Products                                           542                       639
           Services                                           270                       198
                                            ----------------------    ----------------------
              Total cost of sales                             812                       837

              Gross profit                                  1,782                     1,702

      Operating expenses:
           Research and development                           439                       414
           Sales and marketing                                598                       595
           General and administrative                         635                       465
                                            ----------------------    ----------------------
              Total operating expenses                      1,672                     1,474

              Operating income                                110                       228

      Other income/(expense), net                              25                        (1)
                                            ----------------------    ----------------------
      Income before income taxes                              135                       227

      Provision for income taxes                                -                        98
                                            ----------------------    ----------------------
              Net income                                     $135                      $129
                                            ======================    ======================

      Net income per common share :
              Basic                                         $0.04                     $0.04
                                            ======================    ======================
              Diluted                                       $0.03                     $0.03
                                            ======================    ======================
      Shares used in per share calculation:
              Basic                                         3,820                     3,499
                                            ======================    ======================
              Diluted                                       4,465                     4,450
                                            ======================    ======================



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

                                    CASTELLE
                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                   (Unaudited)

                                                                   March 31, 2005           December 31, 2004
                                                                 --------------------    ------------------------
Assets:
     Current Assets:
        Cash and cash equivalents                                         $    5,914                  $    5,599
        Accounts receivable, net of allowance for doubtful
           accounts of $27 and $30, respectively                                 831                         857
        Inventories                                                            1,672                       1,785
        Prepaid expenses and other current assets                                184                         130
        Deferred taxes                                                           231                         231
                                                                 --------------------    ------------------------
             Total current assets                                              8,832                       8,602

        Property and equipment, net                                              208                         203
        Other non-current assets                                                  47                          50
        Deferred taxes, non-current                                            1,292                       1,292

                                                                 --------------------    ------------------------
             Total assets                                                  $  10,379                   $  10,147
                                                                 ====================    ========================

Liabilities and Shareholders' Equity
     Current liabilities:
        Long-term debt, current portion                                    $      15                   $      15
        Accounts payable                                                         209                         511
        Accrued liabilities                                                    1,430                       1,073
        Deferred revenue                                                       1,256                       1,253
                                                                 --------------------    ------------------------
             Total current liabilities                                         2,910                       2,852

        Long-term debt, net of current portion                                    10                          14
                                                                 --------------------    ------------------------
             Total liabilities                                                 2,920                       2,866

     Shareholders' equity:
        Common stock, no par value:
           Authorized:  25,000 shares
           Issued and outstanding: 3,841 and 3,799, respectively              27,711                      27,668
        Accumulated deficit                                                  (20,252)                    (20,387)
                                                                 --------------------    ------------------------
             Total shareholders' equity                                        7,459                       7,281
                                                                 --------------------    ------------------------
             Total liabilities and shareholder's equity                    $  10,379                   $  10,147
                                                                 ====================    ========================


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Castelle Contact Information:

Scott C. McDonald
President & Chief Executive Officer
Tel. 408.852.8000 Fax 408.852.8100

Karin Smith
Director of Marketing
Tel. 408.852.8034
Fax 408.852.8134